UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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MGM Resorts International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Dear Fellow MGM Resorts International Stockholders:

In 2016, MGM Resorts reported consolidated Net Income attributable to MGM Resorts of $1.1 billion, Net Revenue of $9.5 billion and Adjusted Property EBITDA* of $3.1 billion. Our domestic resorts grew Net Revenue by 4% on a same-store basis and produced Same-store Adjusted Property EBITDA margins of approximately 30%, an improvement of over 500 basis points since 2014. CityCenter resort operations experienced a record year and completed the monumental sale of The Shops at Crystals for $1.1 billion, resulting in a $540 million dividend to MGM Resorts. In Macau, MGM China continues to shine, and in September MGM Resorts purchased an additional 5% stake in MGM China. The increase in ownership of MGM China to 56% highlights our continued confidence in the future of the Macau marketplace and the ongoing success of MGM China as we expand into Cotai in 2017.

This past year, we accomplished many strategic objectives that strengthened our balance sheet, assured our leading position in new markets and further cemented our reputation among the most recognizable hospitality brands around the world. On April 25, 2016, MGM Growth Properties (“MGP”) completed its $1.2 billion initial public offering, and has become a leading publicly traded real estate investment trust, engaged in the acquisition, ownership, and leasing of large scale hospitality and leisure assets. The successful formation of MGP highlights the significant underlying value of MGM Resorts’ irreplaceable assets and brings numerous strategic and financial benefits, including improvements to our balance sheet and enhancing our financial flexibility to execute on our growth strategy. Our Profit Growth Plan, launched in mid-2015, showcases our persistence to drive continuous improvement throughout all aspects of the Company and remain the industry leader in innovation and operational excellence. In 2016, we expanded our presence on the East Coast with the acquisition of the remaining interest in Borgata Hotel Casino & Spa in August and the highly anticipated opening of MGM National Harbor in December.

Your Company’s keen focus in executing on these strategic milestones has created a path to free cash flow and returning value to our shareholders, and is exemplified by the Company’s adoption of a quarterly dividend policy with the first dividend of $0.11 per share paid on March 15, 2017.

As we extend our presence around the world, our reputation as a leading corporate citizen continues to grow and we are once again named among FORTUNE® Magazine’s Most Admired Companies®. I’d like to thank our shareholders for their enduring support and we look forward to a rewarding 2017.

Regards,

James J. Murren

Chairman of the Board and

Chief Executive Officer

April 19, 2017

*See “Reconciliations and Non-GAAP Financial Measures” for an explanation of the computation of Adjusted Property EBITDA and Same-store Adjusted Property EBITDA.

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding future results and the Company’s financial outlook, the payment of any future cash dividends on the Company’s common stock, its ability to generate future cash flow growth and to execute on future development and other projects and the Company’s ability to execute its strategic plan and improve its financial flexibility. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

3600 Las Vegas Boulevard South

Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON MAY 31, 2017

Dear Fellow Stockholders:

The Annual Meeting of Stockholders of MGM Resorts International, a Delaware corporation, will be held in the Central Conference Center of the Borgata Hotel Casino & Spa, located at 1 Borgata Way, Atlantic City, New Jersey 08401, on May 31, 2017, at 2:00 p.m. Eastern Time. For those of you who cannot attend, we will offer a replay of the Annual Meeting on our website at mgmresorts.investorroom.com under “Investor Information”—“Events & Presentations.”

At the Annual Meeting, we will ask you to vote on the following proposals:

1.	to elect a Board of Directors;

2.	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2017;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to approve, on an advisory basis, one year as the frequency with which the company conducts advisory votes on executive compensation.

In addition, we will consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 5, 2017 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, provide recent evidence of stock ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 31, 2017 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 3 AND “FOR” “ONE YEAR” ON PROPOSAL 4.

By Order of the Board of Directors,

James J. Murren

Chairman of the Board and

Chief Executive Officer

April 19, 2017

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR

SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT—APRIL 19, 2017

2017 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 31, 2017

2:00 p.m. Eastern Time

Borgata Hotel Casino & Spa

Central Conference Center

1 Borgata Way

Atlantic City, New Jersey 08401

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about April 19, 2017, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2016 accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 31, 2017. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of April 5, 2017 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 5, 2017, there were 574,466,085 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the Internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the Internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the Internet website or place your telephone call. You may vote by Internet or telephone until 8:59 p.m., Pacific Time, on May 30, 2017. If you are a stockholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your Common Stock and bring such proxy with you to hand in with your ballot.

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

•	FOR the election of each of the nominees to the Board listed in this proxy statement and on the Proxy Card (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3); and

•	FOR the approval, on an advisory basis, of every one year as the frequency with which the company conducts an advisory vote on the compensation of our named executive officers (Proposal 4).

MGM Resorts International 2017 Proxy Statement	1

By returning a signed Proxy Card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present in person or represented by proxy.

Quorum and Votes Required

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2017 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1.	Election of directors	Majority of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote	No
4.	Approval, on an advisory basis, of every one year as the frequency with which the company conducts an advisory vote on the compensation of our named executive officers	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and accordingly, will have the same effect as a vote cast against the election of such director. There is no cumulative voting in the election of directors. With respect to Proposal 2, Proposal 3 and Proposal 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

Adjournment

In accordance with the Company’s Amended and Restated Bylaws, the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or Internet vote (subject to the telephone or Internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 30, 2017.

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How the Votes Will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the Internet. On or about April 19, 2017, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

MGM Resorts International 2017 Proxy Statement	3

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Corporate Governance Guidelines.”

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Resorts International Securities Trading Policy.” A summary of material amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Summary of Amendments and Waivers to Code of Business Conduct and Ethics and Conflict of Interest Policy.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

Director Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Bible, Ms. Gay, Ms. Herman, Mr. Hernandez, Mr. Kilroy, Mr. Mandekic, Ms. McKinney-James, Mr. Spierkel and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE.

All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

Director Stock Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors. Under these guidelines, each director is expected to accumulate, by December 31, 2017 (or, if later, by December 31 of the fifth year following the year becoming a director), Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”)—but not

4	MGM Resorts International 2017 Proxy Statement

stock appreciation rights (“SARs”) or performance share units (“PSUs”)—count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after April 2012 until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

Proxy Access

In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, are generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria and stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

Majority Voting

In March 2015, we amended our Amended and Restated Bylaws to provide that each director nominee who receives a “majority of votes cast” (as defined in our bylaws) will be elected. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines. In a contested election, directors are elected by a plurality of votes properly cast.

Director Retirement Age

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis. This guideline does not apply to any director who was age 74 or older on the effective date of the guideline.

Information Regarding the Board and Board Committees

During 2016, the Board consisted of 11 directors. In 2016, the Board met 11 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee.

During 2016, each member of the Board attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the committees on which he or she served. Directors are expected to attend each annual meeting of stockholders, either in person or telephonically. All members of the Board attended last year’s annual meeting.

MGM Resorts International 2017 Proxy Statement	5

The table below provides membership as of April 5, 2017 and 2016 meeting information for the Board Committees.

DIRECTOR	COMMITTEE MEMBERSHIP
	AUDIT	COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	CORPORATE SOCIAL RESPONSIBILITY
Robert H. Baldwin
William A. Bible	✓		✓
Mary Chris Gay	✓	✓
William W. Grounds				✓
Alexis M. Herman				✓
Roland Hernandez(LID)	✓			✓
John Kilroy(1)
Anthony Mandekic		✓		✓
Rose McKinney-James		✓
James J. Murren
Gregory M. Spierkel			✓
Daniel J. Taylor		✓	✓
Total Number of Meetings in 2016	9	12	5	4

Committee Chair                         ✓ Committee Member                        LID Lead Independent Director

(1)	Mr. Kilroy was appointed by the Board to serve as a member of the Board on January 11, 2017.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Audit Committee Charter.”

The Audit Committee is responsible for providing independent, objective oversight of our financial reporting system. Among its various activities, the Audit Committee reviews (1) the adequacy of our internal controls and financial reporting process and the reliability of our financial statements; (2) the independence and performance of our internal auditors and independent registered public accounting firm; and (3) our compliance with legal and regulatory requirements.

The Audit Committee also prepares the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board. A member of the Audit Committee is designated to serve as liaison to our Compliance Committee; in 2016, Mr. Bible was the designee.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations.

Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. The charter is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Compensation Committee Charter.”

The primary function of the Compensation Committee is to ensure that the compensation program for our executives (i) is effective in attracting and retaining key officers, (ii) links compensation to performance and our overall business strategy, and (iii) is administered in a fair and equitable fashion that is aligned with stockholders’ interests. The Compensation Committee’s duties and responsibilities include, among other things, recommending its executive compensation policy to the Board, establishing, implementing and reviewing the compensation of our executive officers, determining the performance criteria and bonuses to be granted annual performance based incentive plans as in effect from time to time, and administering and approving the grants of share-based awards under our Amended and Restated 2005 Omnibus

6	MGM Resorts International 2017 Proxy Statement

Incentive Plan (the “Equity Plan”). Pursuant to the Compensation Committee Charter, the Compensation Committee has delegated to a management compensation committee the authority to approve employment contracts involving base salaries that are less than $500,000 and has provided the committee an annual pool of 100,000 stock appreciation rights to award to employees (which the Compensation Committee can increase from time to time in its sole discretion). The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation. See “Executive Compensation—Compensation Discussion and Analysis” below.

The Compensation Committee also prepares the annual Compensation Committee report appearing in our Proxy Statement. In addition, the Compensation Committee reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2016 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board. The charter is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Nominating/Corporate Governance Committee Charter.”

The Nominating/Corporate Governance Committee’s responsibilities include the selection of director nominees to be recommended to the Board and the development and review of the Corporate Governance Guidelines. Among other things, the Nominating/Corporate Governance Committee also (i) develops and makes recommendations to the Board for specific criteria for selecting directors, (ii) reviews and makes recommendations to the Board with respect to membership on committees of the Board, other than the Nominating/Corporate Governance Committee, (iii) develops, reassesses and makes recommendations to the Board with respect to succession plans of the Chief Executive Officer and our other key executive officers, (iv) oversees the annual self-evaluations of the Board, and (v) oversees the orientation program for new directors and continuing education for directors.

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; government experience; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its Board members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis. This guideline does not apply to any director who was age 74 or older on the effective date of the guideline.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Nominating/Corporate Governance Committee may engage an independent search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and

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addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee operates under a written charter adopted by the Board. The charter is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Corporate Social Responsibility Committee Charter.”

The Corporate Social Responsibility Committee assists the Board in guiding our comprehensive corporate social responsibility initiatives. These initiatives reflect strategic business imperatives and our core belief that we should be a responsible corporate citizen in our policies and business practices, including in the crucial areas of diversity and inclusion, philanthropy and community investment, and environmental sustainability. Fostering equal opportunity, support of the economically disadvantaged, volunteerism, community service and environmental preservation are essential components of our corporate responsibility creed.

The primary goals of our diversity and inclusion initiative include effective integration of diversity strategies into our major business functions and operations and promotion of an inclusive work environment and culture that are compatible with and respectful of the diversity of our employees, customers and business invitees, and that maximize employee engagement in accomplishment of our mission and business objectives. The primary goal of our philanthropy initiative is to provide support—through financial contributions, in-kind donations, volunteer service, participation in local civic organizations and community collaboration—to institutions, organizations and good works that enhance the sustainability of the host communities in which we principally operate. The primary goal of our environmental sustainability initiative—the “Green Advantage”—is to reduce the impacts of our business on our natural environment. The premise of our Green Advantage is that environmentally responsible actions by us benefit our planet now and for the future, and result in more efficient operations, lower costs, and enhanced value.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Currently, our Chief Executive Officer, Mr. Murren, also serves as the Chairman of the Board. The Board believes that the Company and its stockholders are best served by having Mr. Murren act in both positions, as he is most familiar with our business and the challenges of the current business environment. Additionally, his experience and expertise make him best suited to set agendas (in consultation with the Lead Independent Director) for, and lead discussions of, strategic matters affecting us at this time. Further, our Corporate Governance Guidelines, policies and practices, combined with the strength of our independent directors and the role of the Lead Independent Director (discussed below), minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board.

Mr. Hernandez is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for stockholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Stockholder and Interested Parties Communications with Directors” below.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by the Lead Independent Director, who is elected by and serves at the pleasure of the independent members of the Board. The Lead Independent Director is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions,

8	MGM Resorts International 2017 Proxy Statement

the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion, or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Lead Independent Director or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by the Lead Independent Director.

Director Emeritus Designation

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chairman of the Board to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

In June 2012, the Board designated Melvin B. Wolzinger, a member of our Board from 2000 to 2012, a pioneer in the gaming and hospitality industry and a prominent community leader, as Director Emeritus and Goodwill Ambassador. In June 2014, the Board designated Willie D. Davis, a member of our Board from 1989 to 2014, and a renowned business leader who has served on numerous public company boards during his distinguished career, as Director Emeritus. In 2016, our Board elected Mr. Wolzinger and Mr. Davis to new terms as Directors Emeritus.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Nominating/Corporate Governance Committee has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

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Board Diversity

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at mgmresorts.investorroom.com/corporate-governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds and skill sets of our directors.

Stockholder Agreements

In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The agreement provides Infinity World certain director nomination rights contingent upon ownership of at least 5% of our outstanding Common Stock. Infinity World’s current beneficial ownership of our Common Stock is under 5%. Infinity World’s director nomination rights will apply if its ownership were to increase to at least 5% of our outstanding Common Stock in the future. The Board is recommending Mr. Grounds, who prior to 2015 was appointed to the Board pursuant to the agreement, for re-election as a director at its discretion.

The agreement provides that, as long as Infinity World and its affiliates (collectively, the “Infinity World group”) beneficially own at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board.

Stockholder and Interested Parties Communications with Directors

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2016.

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DIRECTOR COMPENSATION

2016 Director Compensation

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The following table sets forth information regarding independent director compensation for 2016. Since being re-elected to the Board at the 2016 annual meeting of stockholders, when he became eligible to receive director compensation, Mr. Grounds elected to decline any compensation for serving on our Board, other than benefits provided under our M life Express Comps program pursuant to the Company’s Facility Use Policy (as described below).

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(A)(B)(C)	ALL OTHER COMPENSATION(D)	TOTAL
William A. Bible	$127,500	$150,000(F)	$153,000	$430,500
Mary Chris Gay	110,000	150,000	162,000	422,000
William W. Grounds	—	—	12,000	12,000
Alexis M. Herman	125,000	150,000	162,000	437,000
Roland Hernandez	185,000	150,000	154,000	489,000
John Kilroy(E)	—	—	—	—
Anthony Mandekic	110,000	150,000(F)	162,000	422,000
Rose McKinney-James	128,901(F)(G)	150,000(F)	162,000	440,901
Gregory M. Spierkel	126,374(H)	150,000(F)	154,000	430,374
Daniel J. Taylor	117,500(F)	150,000(F)	162,000	429,500

(A)	The amount reflected in this column is the grant date fair value of 2016 awards, computed in accordance with FASB ASC 718. Each non-management director, except Mr. Grounds, received a grant of 6,224 RSUs in June 2016, which vest upon the earlier of (i) June 2, 2017 or (ii) the date of our 2017 annual meeting of stockholders, which is scheduled for May 31, 2017.

(B)	At December 31, 2016, each non-management director held the following stock appreciation rights in aggregate: Mr. Bible, 40,000; Mr. Hernandez, 40,000; Mr. Mandekic, 40,000; Ms. McKinney-James, 5,000; Mr. Taylor, 40,000.

(C)	At December 31, 2016, each non-management director held the following shares of RSUs, which were granted in 2016 and are not fully vested, and deferred stock units: Mr. Bible, 28,468; Ms. Gay, 6,224; Ms. Herman, 6,224; Mr. Hernandez, 6,224; Mr. Mandekic, 42,049; Ms. McKinney-James, 39,101; Mr. Spierkel, 29,086; Mr. Taylor, 42,049.

(D)	All other compensation for 2016 consists of the following:

Name	Personal Use of Company Aircraft	Value of MGP RSUs(I)	M life Express Comps	Total Other Compensation
William A. Bible	$—	$150,000	$ 3,000	$153,000
Mary Chris Gay	—	150,000	12,000	162,000
William W. Grounds	—	—	12,000	12,000
Alexis M. Herman	—	150,000	12,000	162,000
Roland Hernandez	—	150,000	4,000	154,000
John Kilroy(E)	—	—	—	—
Anthony Mandekic	—	150,000	12,000	162,000
Rose McKinney-James	—	150,000	12,000	162,000
Gregory M. Spierkel	—	150,000	4,000	154,000
Daniel J. Taylor	—	150,000	12,000	162,000

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(E)	Mr. Kilroy was appointed by the Board to serve as a member of the Board on January 11, 2017, at which time he received a pro rata RSU grant of $75,000.

(F)	All or a portion of these amounts was deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(G)	Includes an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

(H)	Includes an annual retainer of $7,500 for his visit to MGM China in Macau.

(I)	The amount reflected in this column is the grant date fair value of the MGP RSUs, computed in accordance with FASB ASC 718. Each non-management director, except Mr. Grounds, received a grant of 7,143 MGP RSUs on April 19, 2016, which vest one year from the grant date.

Independent Director Compensation Structure

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee (with a limit of two committees per director) and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as Lead Independent Director, an annual fee for service as liaison to the Compliance Committee of the Company, and an annual fee for visiting MGM China in Macau to engage in meetings and dialogue with relevant members of MGM China’s senior management, accounting, and internal audit staff. Independent directors also receive an annual equity incentive award. For 2016, independent director cash compensation was structured as follows:

Annual Retainer	$70,000
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$15,000
Additional Annual Retainer for Liaison to Compliance Committee	$10,000
Additional Annual Retainer for Visit to MGM China in Macau	$7,500
Per-Meeting Fees	None

Directors are reimbursed for expenses to attend Board and committee meetings. In 2016, Ms. McKinney-James received an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

Each independent director received a grant of 6,224 RSUs in June 2016, as further described in “2016 Director Compensation” above. Currently, the target value of the annual equity award to independent directors on the grant date is $150,000.

Non-Management Director use of Company Facilities

We have a Policy Concerning Non-Management Director Use of Company Facilities (the “Facility Use Policy”). To permit non-management directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each non-management director is offered a certain amount of M life Express Comps to be utilized at our resort facilities. As each non-management director may have different schedule constraints resulting in varying frequencies of visits to our facilities, non-management directors may request to receive a lesser number of M life Express Comps to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each non-management director who has served on the Board for a minimum of three years will continue to be offered a certain amount of M life Express Comps for an additional three years after they have ceased to serve on the Board, provided (a) the non-management director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the non-management director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the non-management director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life Express Comps awarded to each non-management director and former non-management director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each non-management director and former non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

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PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	COMMON STOCK	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Robert H. Baldwin	294,384(D)	112,500	406,884	*	—
William A. Bible	17,081	30,000	47,081	*	28,582
Daniel J. D’Arrigo	137,467	300,000	437,467	*	—
Mary Chris Gay	7,959	6,249	14,208	*	—
William W. Grounds	2,400	—	2,400	*	—
Alexis M. Herman	19,511	6,249	25,760	*	—
Roland Hernandez	28,481(E)	6,249	34,730	*	—
William J. Hornbuckle	159,738	—	159,738	*	—
John Kilroy	—	2,594	2,594	*	—
Anthony Mandekic(F)	67,187,101	40,000	67,227,101	11.7%	42,219
Rose McKinney-James	980(G)	10,624	11,604	*	33,634
James J. Murren	1,144,440(H)	262,500	1,406,940	*	—
Corey I. Sanders	172,032(I)	137,500	309,532	*	—
Gregory M. Spierkel	5,000(J)	—	5,000	*	29,203
Daniel J. Taylor	—	40,000	40,000	*	59,843
All directors and executive officers as a group(18)	69,346,189	1,110,715	70,456,904	12.2%	193,481

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Includes 261,779 shares held in trust.

(E)	Includes 1,576 shares held in family living trust and 16,404 shares held in a retirement account.

(F)	Based upon the Schedule 13D/A filed by Tracinda Corporation (“Tracinda”) with the SEC on February 22, 2017. According to the Schedule 13D/A filed by Tracinda on June 16, 2015, upon Kirk Kerkorian’s passing, Mr. Mandekic was named by Mr. Kerkorian’s will as the executor of Mr. Kerkorian’s estate. Mr. Kerkorian was the sole shareholder of Tracinda. In connection with his appointment as the executor, Mr. Mandekic was reported as sharing voting and dispositive power over 67,173,744 shares with Tracinda.

(G)	Includes 880 shares held in retirement account.

(H)	Includes 175,329 shares held by spousal limited access trusts.

(I)	Includes 11,474 shares held in trust.

(J)	Held by grantor trust.

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Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of April 5, 2017, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock (other than Mr. Mandekic, whose beneficial ownership is included in the Principal Stockholders table above) were as follows:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)	PERCENT OF CLASS
T. Rowe Price 100 E. Pratt Street Baltimore, Maryland 21202	67,717,814(B)	11.8%
Tracinda Corporation 150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212	67,173,744(C)	11.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	36,748,878(D)	6.4%
The Growth Fund of America 333 South Hope Street Los Angeles, California 90071	30,253,344(E)	5.3%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	29,966,000(F)	5.2%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 7, 2017. Reflects sole voting power of 24,270,713 shares and sole dispositive power of 67,717,814 shares.

(C)	Based upon a Schedule 13D/A filed by Tracinda with the SEC on February 22, 2017. Reflects shared voting and dispositive power of 67,173,744 shares with Mr. Mandekic, CEO and President of Tracinda and a director on our Board. Mr. Kerkorian, who passed in June 2015, was the sole shareholder of Tracinda. Mr. Kerkorian’s last will and testament named Mr. Mandekic as executor of Mr. Kerkorian’s estate. In connection with his appointment as the executor, Mr. Mandekic was reported as sharing voting and dispositive power over such shares with Tracinda.

(D)	Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017. Reflects sole voting power of 385,600 shares and sole dispositive power of 36,280,780 shares.

(E)	Based upon a Schedule 13G/A filed by The Growth Fund of America (“GFA”) with the SEC on February 14, 2017. GFA is advised by Capital Research and Management Company (“CRMC”), which manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis.

(F)	Based upon a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 13, 2017. Capital Research Global Investors is a division of CRMC. See Note 5.

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Security Ownership in Our Subsidiaries

The table below shows the number of MGM Growth Properties LLC Class A shares beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of MGM Growth Properties LLC shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	CLASS A SHARES	OPTIONS/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED SHARE UNITS(C)(D)
Robert H. Baldwin	—	7,438(E)	7,438	*	—
William A. Bible	20,000	2,231(E)	22,231	*	5,206(E)(H)
Daniel J. D’Arrigo	5,000	22,314(E)	27,314	*	—
Mary Chris Gay	2,500	—	2,500	*	7,438(E)(H)
William W. Grounds	500	—	500	*	—
Alexis M. Herman	500	7,438(E)	7,938	*	—
Roland Hernandez	17,143	—	17,143	*	7,438(E)(H)
William J. Hornbuckle	31,239	7,438(E)	38,677	*	—
John Kilroy	—	—	—	—	—
Anthony Mandekic	55,550	—	55,550	*	7,438(E)(H)
Rose McKinney-James	—	—	—	—	7,438(E)(H)
James J. Murren	225,000(F)	37,190(E)	262,190	*	—
Corey I. Sanders	175,000(G)	7,438(E)	182,438	*	—
Gregory M. Spierkel	7,500	—	7,500	*	7,438(E)(H)
Daniel J. Taylor	—	—	—	—	11,901(E)(H)
All directors and executive officers as a group(18)	569,932	123,719	693,651	1.2%	54,297

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Does not include dividend equivalents in respect of RSUs that were credited to the holders’ account on April 13, 2017 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 13, 2017.

(D)	Represents deferred share units under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(E)	Includes MGP RSUs granted in connection with MGP’s initial public offering.

(F)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

(G)	Includes 175,000 shares held in trust.

(H)	Represents RSUs that will vest and become deferred units on April 19, 2017.

MGM Resorts International 2017 Proxy Statement	15

The table below shows the number of MGM China Holdings Limited shares beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of MGM China Holdings Limited shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	ORDINARY SHARES	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS
Robert H. Baldwin	—	—	—	—
William A. Bible	10,000	—	10,000	*
Daniel J. D’Arrigo	—	—	—	—
Mary Chris Gay	—	—	—	—
William W. Grounds	—	—	—	—
Alexis M. Herman	—	—	—	—
Roland Hernandez	506,800	—	506,800	*
William J. Hornbuckle	—	—	—	—
John Kilroy	—	—	—	—
Anthony Mandekic	—	—	—	—
Rose McKinney-James	—	—	—	—
James J. Murren	—	—	—	—
Corey I. Sanders	—	—	—	—
Gregory M. Spierkel	—	—	—	—
Daniel J. Taylor	—	—	—	—
All directors and executive officers as a group(18)	516,800	—	516,800	*

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

16	MGM Resorts International 2017 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

For 2016, we have no related party transactions to report.

MGM Resorts International 2017 Proxy Statement	17

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

•	Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

18	MGM Resorts International 2017 Proxy Statement

The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

ROBERT H. BALDWIN (66) Director since: 2000

Principal Occupation/Other Directorships

Chief Customer Development Officer since August 2015. Chief Design and Construction Officer of the Company from August 2007 to August 2015. President of Project CC, LLC, the managing member of CityCenter Holdings, LLC, since March 2005, and President and Chief Executive Officer of Project CC, LLC since August 2007. Previously named Chief Financial Officer of Mirage Resorts, Incorporated in 1999 through 2000. Then served as President and Chief Executive Officer of Mirage Resorts, Incorporated from June 2000 to August 2007. President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005.

Director Qualifications

Leadership experience—former Chief Executive Officer of Bellagio, LLC and of Mirage Resorts, Incorporated, and current President and Chief Executive Officer of the CityCenter joint venture managing entity

Finance experience—former Chief Financial Officer of Mirage Resorts, Incorporated

Industry experience—has held Chief Executive Officer and various other leadership positions in entities involved in the gaming and resort industry for many years

WILLIAM A. BIBLE (72) Director since: 2010

Principal Occupation/Other Directorships

President of the Nevada Resort Association from 1999 to March 2010, prior to joining the Company’s Board. Director of the Las Vegas Monorail Company from 2007 to 2008. Chairman of the Nevada State Gaming Control Board from 1988 to 1998. Various positions as a state official overseeing financial matters from 1971 to 1988, including, after 1983, Director of Administration and Chief of the Budget Division (State Budget Director). Member, National Gambling Impact Study Commission from June 1997 to June 1999. Former management trustee of a number of trusts.

Director Qualifications

Leadership experience—former chairman of Nevada gaming regulatory body for 10 years; former President of a gaming and resort industry advocacy group

Finance experience—former state official overseeing financial matters

Industry experience—former President of a gaming and resort industry advocacy group

Government experience—former chairman of Nevada gaming regulatory body for 10 years; various positions within the Nevada state government overseeing financial matters

MGM Resorts International 2017 Proxy Statement	19

MARY CHRIS GAY (49) Director since: 2014

Principal Occupation/Other Directorships

Served as Senior Vice President, portfolio manager and equity analyst focused on research in the gaming and lodging industries at Legg Mason Global Asset Management, an international asset management firm, from 1989 until her planned departure in 2013. Since then, served as consultant and advisor to start-up companies in early stage financings.

Director Qualifications

Leadership experience—former Senior Vice President of one of the largest international asset management firms

Industry experience—served as an equity analyst researching the gaming and lodging industries

Finance experience—served as Senior Vice President of an asset management firm responsible for, among other things, assessing the performance of companies and evaluating their financial statements

WILLIAM W. GROUNDS (61) Director since: 2013

Principal Occupation/Other Directorships

Director, President and Chief Operating Officer of Infinity World Development Corp, a private investment entity which owns half of CityCenter, since November 2009, having joined Infinity World in April 2008. Member of CityCenter Board of Directors since December 2009. Before joining Infinity World, held various senior executive positions in the real estate investment and development industries, including General Manager at Unlisted Funds of Investa Property Group Ltd. from April 2002 to May 2007 and CEO of Property and Finance at MFS Ltd. from June 2007 to March 2008. Board Member of Lend Lease Property Services and Civil & Civic from 1997 to 1998. Board member of Grand Avenue L.A. LLC, a mixed use real estate development joint venture with The Related Companies from 2008 to 2017. Director and member of the Audit Committee, Compensation Committee and Nominating & Governance Committee of Remark Media Inc. (MARK) since October 2013. Director of Nevada Public Radio KNPR since January 2017.

Director Qualifications

Leadership experience—President and Chief Operating Officer of Infinity World Development Corp.; senior level executive at multiple real estate and development companies

Industry experience—Officer of investment entity that owns half of CityCenter; senior level executive at multiple real estate and development companies responsible for, among other things, developing mixed use real estate projects

Finance Experience—former Chief Executive Officer of Property and Finance at MFS Ltd., and General Manager at Unlisted Funds of Investa Property Group Ltd., both real estate investment management firms

Public company directorship experience—director and board committee member of a global digital media company and not for profit public broadcasting organization

20	MGM Resorts International 2017 Proxy Statement

ALEXIS M. HERMAN (69) Director since: 2002

Principal Occupation/Other Directorships

Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001. Lead Director, Chair of the Governance and Nominating Committee, and member of the Audit Committee, Compensation Committee, and Executive Committee of Cummins Inc. Director and member of the Personnel Committee and Chair of the Corporate Governance Committee of Entergy Corp. Director and member of the Compensation Committee and Public Issues and Diversity Review Committee of The Coca-Cola Company. Serves as Chair of the Diversity & Inclusion Business Advisory Board of Sodexo, Inc. and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board. United States Secretary of Labor from 1997 to 2001. Member of the Board of Trustees of the National Urban League, a civil rights organization.

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the audit committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

ROLAND HERNANDEZ (59) Director since: 2002

Principal Occupation/Other Directorships

Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years. Chairman of the Board of Directors of Belmond Ltd. (formerly Orient-Express Hotels Ltd.). Lead Director, Chair of the Nominating & Governance Committee, and member of the Audit Committee of Vail Resorts, Inc. Director of US Bancorp (USB) and chairman of the Audit Committee and member of the Community Reinvestment and Public Policy Committee. Director and member of the Nominating Committee of Sony Corporation from 2008 to June 2013. Director of The Ryland Group, Inc., a real estate/home construction company, from 2001 to April 2012. Director and member of the Finance Committee of Lehman Brothers Holdings Inc. from 2005 to March 2012. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008. Formerly Chairman and Chief Executive Officer of Telemundo Group, Inc.

Director Qualifications

Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network; chairman of a hotel and adventure travel company

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and former member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company; chairman of a hotel and adventure travel company

Public company directorship experience—director and board committee member of several public companies in the recreation, finance and real estate industries

MGM Resorts International 2017 Proxy Statement	21

JOHN KILROY (68) Director since: 2017

Principal Occupation/Other Directorships

Chief Executive Officer, President and Chairman of the Board of Kilroy Realty Corporation (“Kilroy Realty”) since February 2013. Previously, Mr. Kilroy was the President, Chief Executive Officer and a director since Kilroy Realty’s incorporation in September 1996. Mr. Kilroy serves on the board of governors of the National Association of Real Estate Investment Trusts and the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Kilroy previously served on the board of New Majority California and as Chairman of New Majority Los Angeles. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the President’s Council on Physical Fitness and Sports. He is a member of the Real Estate Roundtable and was a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of one of the largest, vertically integrated REITs on the West Coast

Finance experience—has served as a Chief Executive Officer and President since 1981 of a capital intensive commercial real estate business that is involved in development, construction, acquisitions, dispositions, leasing, financing and entitlement

Industry experience—has been active in the real estate industry for 40 years, with experience in acquiring, owning, developing and managing real estate, and serves on the board of governors of a national real estate trade organization

Public company directorship experience–director and chairman of one of the largest, vertically integrated REITs on the West Coast

22	MGM Resorts International 2017 Proxy Statement

ROSE MCKINNEY-JAMES (65) Director since: 2005

Principal Occupation/Other Directorships

Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years. Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013. Member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank. Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013. Serves on the board of directors of MGM Grand Detroit, LLC and Three Square. Chairman of the Board of Directors of Nevada Partners and Director and Chair of the Governance and Nominating Committee of The Energy Foundation. Director of the National Association of Corporate Directors Southern California Chapter and Fellow of the National Association of Corporate Directors. Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years. Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

Director Qualifications

Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses

MGM Resorts International 2017 Proxy Statement	23

JAMES J. MURREN (55) Director since: 1998

Principal Occupation/Other Directorships

Chairman and Chief Executive Officer of the Company since December 2008. President from December 1999 to December 2012. Chief Operating Officer from August 2007 through December 2008. Prior to that, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Chairman of MGM Growth Properties LLC. Chairman of the American Gaming Association. Director of the Nevada Cancer Institute from 2002 to 2012. Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining the Company, worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank. Serves on the Board of Trustees at the Brookings Institute and Howard University.

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of the Company; has held key executive positions with the Company for over 10 years; co-founder, former director and board committee member of a non-profit organization providing cancer research and care

Finance experience—former Chief Financial Officer and Treasurer of the Company; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank

Industry experience—leader in the hotel and casino industry for approximately 20 years; chairman of a gaming and resort industry advocacy group

Public company directorship experience—former director and board committee member of a public oil and gas company; chairman of the board of MGM Growth Properties LLC, a subsidiary of the Company

GREGORY M. SPIERKEL (60) Director since: 2013

Principal Occupation/Other Directorships

Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012. Since then, consultant and advisor to private equity firms investing in the IT sector. Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008. Director of Schneider Electric SE since October 2014 and member of the Governance Committee and Strategy Committee. Served as a member of the Advisory Board at The Merage School of Business at the University of California, Irvine until 2016.

Director Qualifications

Leadership experience—former Chief Executive Officer of a public worldwide distributor of technology products

Finance experience—serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years

Public company directorship experience—former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company

24	MGM Resorts International 2017 Proxy Statement

DANIEL J. TAYLOR (60) Director since: 2007

Principal Occupation/Other Directorships

Employed as an executive of Tracinda since 2007. Director of MGM Growth Properties LLC. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market. President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. Vice President – Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991. Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985. Director of Inforte Corp. from October 2005 to 2007. Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President – Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; former director of a management consulting company; director of MGM Growth Properties LLC

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

MGM Resorts International 2017 Proxy Statement	25

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017. For 2016, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2016 and 2015 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2016	2015
Audit fees(A)	$8,374,000	$6,933,000
Audit-related fees	926,000	342,000
Tax fees	168,000	201,000
All other fees	—	—
Total	$9,468,000	$7,476,000

(A)	Audit fees for 2015 exclude $911,000 related to a standalone audit and quarterly reviews of Circus Reno, for which the Company was reimbursed by the purchaser of Circus Reno. Audit fees and audit-related fees include fees associated with MGP of $1,798,000 and $790,000 in 2016, respectively.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of certain subsidiaries, the attestation reports on our internal control over financial reporting and statutory audits required by gaming regulators, assistance with SEC filings, review of cash awards under our incentive compensation plan, due diligence in connection with acquisitions and internal control reviews not associated with the attestation reports on our internal control over financial reporting. The category “Audit-related fees” includes fees related to debt and equity offerings, including the MGP IPO. The category “Tax fees” includes tax consultation, tax planning fees and tax compliance services.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit

26	MGM Resorts International 2017 Proxy Statement

Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

GREGORY M. SPIERKEL, Chair

WILLIAM A. BIBLE

MARY CHRIS GAY

ROLAND HERNANDEZ

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Resorts International 2017 Proxy Statement	27

Proposal No. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2018 Annual Meeting of Stockholders.

The Board recommends a vote “FOR” adoption of this proposal.

28	MGM Resorts International 2017 Proxy Statement

Proposal No. 4 Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act also enables our stockholders to vote, on an advisory (non-binding) basis, the frequency with which we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 included in this Proxy Statement. We are required by the Dodd Frank Act to provide stockholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years (the “say-when-on-pay” vote).

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company at this time. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on the compensation of our Named Executive Officers as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our Named Executive Officer compensation.

We are asking our stockholders to indicate their support for the Board’s recommendation that stockholders cast an advisory vote on executive compensation every one year. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, of the every one year option for the frequency with which the company holds an advisory vote on the compensation of our Named Executive Officers.”

While the Board of Directors recommends that stockholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal. The approval of a majority of votes cast is required for advisory (non-binding) approval of Proposal 4. If none of the alternatives of Proposal 4 (one year, two years or three years) receives a majority vote, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders on an advisory basis. Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote on the frequency with which the company holds a vote to approve executive compensation will occur at the 2023 Annual Meeting of Stockholders.

The Board recommends a vote “FOR” adoption of this proposal.

MGM Resorts International 2017 Proxy Statement	29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) reports on compensation policies applicable to our “Named Executive Officers”, which are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who are serving at the end of the preceding fiscal year. In 2016, our Named Executive Officers were the following individuals, to whom we sometimes refer as our “NEOs”:

NAME	TITLE
James J. Murren	Chairman of the Board and Chief Executive Officer
Daniel J. D’Arrigo	Executive Vice President and Chief Financial Officer
Robert H. Baldwin	Chief Customer Development Officer
William J. Hornbuckle	President
Corey I. Sanders	Chief Operating Officer

Executive Summary

The Compensation Committee believes the structure of the Company’s executive compensation program, which has been relatively unchanged over the past few years, is well designed to motivate executive performance that increases shareholder value and, accordingly, no material changes were made to the program during 2016. One of the Compensation Committee’s key objectives during 2016 was to renew the employment agreements with the Company’s three most senior executive officers, Messrs. Murren, Hornbuckle, and Sanders. In the process of successfully negotiating new agreements with these officers, the Compensation Committee also implemented certain changes to existing executive compensation arrangements that are described later in this CD&A.

Fiscal 2016 Business Highlights – Successful Initial Public Offering of MGM Growth Properties LLC

The compensation paid to our NEOs during fiscal year 2016 is attributable to the many strategic and operational accomplishments of the Company and its affiliates that came to fruition during 2016. Most notably, on April 25, 2016, the Company announced that it had completed a series of formation transactions to establish its subsidiary, MGM Growth Properties LLC (“MGP”), as a publicly traded real estate investment trust, or REIT (the “MGP IPO”). The Company formed the REIT in order to optimize its real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with the Company and is expected to generate reliable and growing quarterly cash distributions. As a result of the MGP IPO, the Company holds a controlling interest in MGP through its ownership of MGP’s Class B share. Certain of the Company’s operating and other subsidiaries directly hold approximately 76.3% of the operating partnership units in, and participate in distributions made by, the operating partnership subsidiary through which MGP conducts its business.

The MGP IPO was the third largest of its kind in history and priced at the top of its range, resulting in $1.1 billion of net proceeds. The price of MGP Class A shares has performed well, reaching a closing price of $25.31 on December 30, 2016, a 21% premium over the MGP IPO price. The Company believes the success of the MGP IPO is a testament to the knowledge, skills and industry experience possessed by the Company’s key leadership team, which includes the Company’s NEOs. As such, some of the compensation decisions made by the Compensation Committee during 2016 reflect the contributions made by the NEOs in connection with the MGP IPO.

Successful Negotiation of New Employment Agreements with Three Most Senior Executive Officers

As discussed above, one of the Compensation Committee’s key objectives in 2016 was negotiating a new employment agreement with Mr. Murren, the Company’s Chairman and CEO, whose previous contract was otherwise scheduled to expire on December 31, 2016. These negotiations resulted in a new employment agreement that provides for a term through December 31, 2021. While many of the key terms of Mr. Murren’s employment arrangement remained unchanged (for example, neither his base salary nor annual bonus opportunity was increased), some other features were modified, including: (1) starting with the annual bonus for 2017, a portion of any annual bonus earned above 100% of base salary can be paid in cash (previously the entire annual bonus above 100% of base salary was paid in the form of performance share units (“Bonus PSUs”)); (2) Mr. Murren’s targeted long-term incentive value was increased from $3.5 million to $6 million,

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and the treatment of long-term incentives in the event of death, disability, and retirement was modified; and (3) Mr. Murren received a special sign-on grant of $2 million of restricted stock units (“RSUs”) that will vest at the end of the employment term, with delivery of the underlying shares of common stock deferred until Mr. Murren’s employment with the Company is terminated.

New employment agreements were also entered into with Mr. Hornbuckle and Mr. Sanders effective November 15, 2016, which agreements will extend through November 14, 2020. Mr. Hornbuckle’s new employment agreement increased his base salary from $1.25 million to $1.4 million and his target annual bonus opportunity from 150% to 175% of his base salary. Mr. Sanders’ new employment agreement increased his base salary from $1.1 million to $1.25 million and his target annual bonus opportunity increased from 150% to 175% of his base salary. The agreements for Mr. Hornbuckle and Mr. Sanders were otherwise generally unchanged.

See “Employment Agreements” and “Uniform Severance and Change of Control Policies –Executive Officers (Including NEOs, other than the Chief Executive Officer)” for more information on these agreements.

Continued Focus on Performance-Based Compensation and Long-Term Incentives

Mr. Murren and the other NEOs currently receive the majority of their compensation in the form of equity awards and an annual bonus payable only if performance goals established by the Compensation Committee are satisfied. The following charts illustrate for Mr. Murren and the other NEOs the components of 2016 target direct compensation (i.e., base salary, target bonus and the grant date value of long-term equity incentive awards excluding Mr. Murren’s one-time sign on bonus in connection with the negotiation of his new employment agreement). These charts illustrate the impact of the performance-based compensation structure, which provides that annual bonuses earned in excess of 100% of base salary are payable in Bonus PSUs. As shown, approximately 85.1% of the CEO’s target direct compensation and 74.2% of the target direct compensation of the other NEOs is composed of compensation where the value is determined based on the achievement of performance goals or the Company’s stock price. In addition, as illustrated by the chart below, the majority of the CEO’s compensation for 2016 (70.2%) was in the form of long-term incentives (“LTIs”).

Target Total Direct Compensation (CEO)

Target Total Direct Compensation (Other NEOs)

Continuation of Existing Compensation Policies

Annual Bonuses

Consistent with its focus on linking pay with performance, for 2016 the Compensation Committee set a challenging Adjusted EBITDA target for the annual bonuses payable to the Company’s NEOs under the Company’s Annual Performance-Based Incentive Plan for Executive Officers (the “Annual Incentive Plan”), considering the economic conditions in each of the markets in which we operate. Adjusted EBITDA as determined for 2016 exceeded this target, and accordingly, the NEOs earned 141.3% of their target annual bonuses (as described in more detail below).

Long-Term Incentives

For 2016, as in prior years, (i) long-term incentives were paid to our executives in the form of performance stock units (“PSUs”) and restricted stock units (RSUs); and (ii) any portion of the annual cash bonus earned by our NEOs that exceeded 100% of their base salary was paid in the form of Bonus PSUs, the ultimate payment of which depends on future performance of the Company’s stock (the “Bonus PSU Policy”).

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For the 2016 annual equity incentive grant to executive officers in October 2016, approximately 75% of the total value of long-term incentives was delivered in the form of PSUs, the vesting and payment of which are contingent on the extent to which the Company’s share price appreciates over the three-year performance period. Grants to executive officers cliff vest in the target amount of the PSU awards at the end of three years only if our stock price appreciates 25% over the three-year period following the grant date. See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of PSU awards. The Compensation Committee currently intends that future awards will also deliver the majority of value in performance-based compensation, either through PSUs or other forms of performance-based equity.

RSUs are granted, subject to achievement of a performance target, as a portion of the executives’ long-term incentives. Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable performance target is met. The RSUs awarded to the NEOs are subject to performance-based criteria based upon achievement of EBITDA as compared to the Adjusted EBITDA Target. The RSUs will be canceled if such performance criterion is not met.

Bonus PSUs have the same terms as the other PSUs, with the exception that as of the grant date the awards will not be subject to forfeiture in the case of termination; rather, Bonus PSUs will only be forfeited to the extent the applicable performance criteria is not achieved. Adoption of the Bonus PSU Policy increases the correlation between executive compensation and long-term Company performance since the value realized from Bonus PSUs depends on the Company’s stock price at the end of a three-year performance period.

Results from 2016 Say-on-Pay Vote

We believe that our shareholders support our compensation practices. Our 2016 proposal to approve, on an advisory basis, the 2015 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 90% of the votes cast. In March 2017, a member of the Compensation Committee discussed the results of the 2016 say-on-pay vote and executive compensation matters generally with six of our institutional shareholders, which totaled approximately 26% of our shareholder base. Based on the positive results of the 2016 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2016 say-on-pay vote.

Executive Compensation “Best Practices”

As part of the Compensation Committee’s continuing review, the Compensation Committee currently intends to retain several existing policies that continue to represent best practices in the judgment of the Committee based on advice from its independent compensation consultant Frederic W. Cook & Co. (“F.W. Cook”):

•	Executive officer stock ownership guidelines. We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012. Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (RSUs)—but not PSUs or SARs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.”

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits. Our CEO and other NEO employment contracts condition change-of-control benefits (including equity award benefits) on termination without cause or a termination with “good reason” following a change in control (“double trigger”).

•	Uniform severance and change of control policy. We maintain a generally uniform policy with regard to severance payable to NEOs and other senior management. See “Executive Compensation—Uniform Severance and Change of Control Policies.”

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•	Clawback policy. Performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the excess payment, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results.

•	Discretionary reduction of annual bonus. The Compensation Committee retains the right to reduce or eliminate any award under our Annual Incentive Plan in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the performance or any other factors material to the plan.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers golden parachute excise taxes under Section 280G of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

Executive Compensation Process

Roles in Establishing NEO Compensation

The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Compensation Committee and our Lead Independent Director to discuss our CEO’s performance and that of other executive officers. In 2016, our Lead Independent Director became the Chair of the Compensation Committee.

The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted to our executive officers pursuant to our Annual Incentive Plan and administers and approves the granting of equity-based awards under our Equity Plan. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Compensation Committee Charter, the Compensation Committee has delegated authority to an internal management committee to administer up to 100,000 stock appreciation rights annually (which the Compensation Committee can increase from time to time in its sole discretion) and to approve employment contracts involving base salaries that are less than $500,000.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria under our Annual Incentive Plan; and (iii) with respect to providing recommendations to our Compensation Committee regarding annual equity awards. Instead, the Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2016, the Compensation Committee received advice from F.W. Cook, an independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Compensation Committee and does not provide any services to the Company other than on behalf of the Compensation Committee. The

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Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment considered the following six factors: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Compensation Committee; (v) any company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Committee.

In 2016, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain agreed-upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the Annual Incentive Plan and the corresponding non-equity incentive awards payable to our NEOs under such plan. Deloitte & Touche LLP did not provide advice to the Compensation Committee regarding the amount or form of executive officer compensation.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Compensation Committee in its compensation decisions with respect to NEOs, but the Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from publicly available proxy statement data, and generally reflects only the compensation paid by these companies in years prior to their disclosure. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group selected by the Compensation Committee (the “Peer Group”) for review of compensation data is composed of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with annual revenue greater than $2.5 billion and (2) include companies in the hotels, restaurants and leisure industries with annual revenues and enterprise value in a .33x to 3.33x range of the Company, subject to potential exception for companies selected as peers in prior years. Based on the recommendation of F.W. Cook, in 2016 the Compensation Committee determined to remove Boyd Gaming Corporation from the Peer Group because it fell below the size criteria and added Restaurant Brands International to the Peer Group. As set forth in the following table, we are near the 67th percentile as compared to the Peer Group with respect to revenues, the 61st percentile on employee headcount and the 58th percentile with respect to market capitalization as of December 31, 2016. This data is generally based on SEC filings reflecting results through December 31, 2016 (employee data is from the most recent annual report).

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Trailing Four Quarter Revenue ($ Millions)		Total Employees (as of last 10-K)		Market Capitalization ($ Millions)
				as of 12/31/16		12-Month Average
Starbucks	$21,675	Starbucks	254,000	Starbucks	$80,804	Starbucks	$83,381
Marriott Intl.	$17,072	Marriott Intl.	226,500	Las Vegas Sands	$42,450	Las Vegas Sands	$40,561
Carnival	$16,389	Hilton Worldwide	169,000	Carnival	$37,797	Carnival	$36,431
Hilton Worldwide	$11,663	Darden Restaurants	150,942	Marriott Intl.	$32,285	YUM! Brands	$31,478
Las Vegas Sands	$11,410	Carnival	97,200	Hilton Worldwide	$26,922	Hilton Worldwide	$22,373
MGM Resorts Intl.	$9,455	YUM! Brands	90,000	YUM! Brands	$23,242	Marriott Intl.	$19,717
Royal Caribbean	$8,496	MGM Resorts Intl.	75,000	Royal Caribbean	$17,604	Royal Caribbean	$16,533
Darden Restaurants	$6,995	Royal Caribbean	65,950	MGM Resorts Intl.	$16,552	MGM Resorts Intl.	$13,453
YUM! Brands	$6,366	Chipotle	64,570	Restaurant Brands Intl.*	$11,158	Chipotle	$12,474
Wyndham Worldwide	$5,599	Las Vegas Sands	49,000	Chipotle	$10,923	Restaurant Brands Intl.*	$9,894
Norwegian Cruise Lines	$4,874	Hyatt Hotels	45,000	Norwegian Cruise Lines	$9,662	Norwegian Cruise Lines	$9,889
Wynn Resorts	$4,466	Wyndham Worldwide	37,800	Darden Restaurants	$8,950	Wynn Resorts	$9,209
Hyatt Hotels	$4,429	Caesars Entertainment	31,000	Wynn Resorts	$8,802	Darden Restaurants	$8,211
Restaurant Brands Intl.*	$4,146	Norwegian Cruise Lines	30,000	Wyndham Worldwide	$8,231	Wyndham Worldwide	$7,821
Chipotle	$3,904	Wynn Resorts	24,600	Hyatt Hotels	$7,232	Hyatt Hotels	$6,532
Caesars Entertainment	$3,877	Penn National Gaming	18,808	Caesars Entertainment	$1,249	Penn National Gaming	$1,181
Penn National Gaming	$3,018	Restaurant Brands Intl.*	4,300	Penn National Gaming	$1,149	Caesars Entertainment	$1,076
75th Percentile	$11,600	75th Percentile	137,507	75th Percentile	$30,944	75th Percentile	$29,202
Median	$5,983	Median	56,785	Median	$11,041	Median	$11,184
25th Percentile	$4,217	25th Percentile	30,250	25th Percentile	$8,374	25th Percentile	$7,919
MGM Resorts Intl.	67P	MGM Resorts Intl.	61P	MGM Resorts Intl.	58P	MGM Resorts Intl.	54P

Source: Standard & Poor’s Capital IQ.

* = Added to the compensation peer group in 2016.

Note that Starwood Hotels & Resorts Worldwide is not shown in the charts above, as it was acquired by Marriott International on 9/23/2016.

Objectives of Our Compensation Program

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Elements of Compensation

In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

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Our NEO compensation program consists of the following components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus

Motivate executive officers to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executive officers directly in relation to the degree those goals are achieved in a given year; and attract executive officers with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentives

Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements

Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.

Perquisites	Provide a market-competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs that determine their annual base salaries as described in the table below.

NEO	2015 BASE SALARY	2016 BASE SALARY	CHANGE YE 2015 TO YE 2016	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Murren	$2,000,000	$2,000,000	No change	Dec. 31, 2021
Mr. D’Arrigo	$875,000	$875,000	No change	May 3, 2019
Mr. Baldwin	$1,650,000	$1,650,000	No change	Dec. 12, 2018
Mr. Hornbuckle	$1,250,000	$1,250,000 (through Nov. 2016)(1)	$150,000	November 14, 2020
Mr. Sanders	$1,100,000	$1,100,000 (through Nov. 2016)(2)	$150,000	November 14, 2020

(1)	Effective November 15, 2016, we entered into a new employment with Mr. Hornbuckle providing for an annual base salary of $1,400,000. His annual base salary was increased accordingly effective as of such date.

(2)	Effective November 15, 2016, we entered into a new employment with Mr. Sanders providing for an annual base salary of $1,250,000. His annual base salary was increased accordingly effective as of such date.

Annual Incentive Bonus

Fiscal Year 2016

Our NEOs are eligible for annual incentive bonuses under our Annual Incentive Plan. As in previous years, each NEO’s target bonus was established as a percentage of base salary (as shown for each NEO in the table below). Depending on Company performance, an executive may earn from 0% to 175% of his target bonus. The target bonus amounts are set forth in the table below.

For 2016, the Compensation Committee concluded that Adjusted EBITDA (as adjusted to include, for MGM China Holdings EBITDA, an amount equal to MGM China Holdings’ target Adjusted EBITDA multiplied by the Company’s percentage

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equity ownership in MGM China Holdings for the performance period) is a critical measure of Company performance and that annual bonuses should be based on the degree to which the Company achieved its Adjusted EBITDA target. For 2016, the Compensation Committee established the Adjusted EBITDA Target at $2,099,022,000 (the “Adjusted EBITDA Target”) and at such time provided certain adjustments that were to be taken into account in revising the Adjusted EBITDA Target (the “Revised Adjusted EBITDA Target”) should certain events designated by the Compensation Committee occur during the year. These adjustments resulted in the final calculated target of $2,140,750,000 to reflect, among other things, the Company’s acquisition of the Borgata Hotel Casino & Spa, as well as to account for an increased equity ownership interest in MGM China Holdings. The Compensation Committee considered the target to be rigorous, reflecting material year-over-year growth.

In order for any award to be earned under the Annual Incentive Plan in 2016, 80% of the Adjusted EBITDA Target must have been achieved. In the event that 80% of the Adjusted EBITDA Target was achieved, our NEOs would have been eligible to receive 50% of their target annual bonus award. Between 80% and 100% achievement, the factor increased on a linear basis to 100% of target. From 100% to 115% of the Adjusted EBITDA Target, the achievement factor increased on a linear basis up to 175%.

In 2016, Adjusted EBITDA as calculated for this purpose was $2,317,625 representing 108.3% of the Revised Adjusted EBITDA Target. This resulted in each NEO receiving 141.3% of his target award.

The following table sets forth the target percentages for each NEO and the actual bonus that was payable based upon the 141.3% factor described above as a result of the 108.3% achievement of the Revised Adjusted EBITDA Target.

NEO	APPLICABLE BASE SALARY	2016 TARGET BONUS (% OF BASE SALARY)	2016 TARGET BONUS	2016 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Murren	$2,000,000	200%	$4,000,000	$5,652,458	141.3%
Mr. D’Arrigo	$ 875,000	150%	$1,312,500	$1,854,713	141.3%
Mr. Baldwin	$1,650,000	150%	$2,475,000	$3,497,459	141.3%
Mr. Hornbuckle	$1,250,000	150%	$1,875,000	$2,649,590	141.3%
Mr. Sanders	$1,100,000	150%	$1,650,000	$2,331,639	141.3%

For 2016, the following exclusions were approved to corporate consolidated Adjusted EBITDA: (i) gains or losses from the sale of operating properties, joint venture or partnership interests or land; (ii) Adjusted EBITDA attributable to operations of assets for the period prior to their disposal or classification as discontinued operations; (iii) any write-down, accelerated depreciation or write-up of the value of any portion of real estate or other capital assets or investments not disposed of; (iv) gains or losses on insurance proceeds related to asset claims; (v) gains or losses arising out of acquisitions, sales or dispositions (including, without limitation, any termination fee, breakup fee or other similar payment made in connection with any potential acquisition, sale or disposition) or exchanges of our debt securities; (vi) any success fees paid by us or our affiliates to third parties in connection with development activities, whether in the form of cash or carried interests in development ventures; (vii) gains or losses attributable to any consolidation of a joint venture or partnership in our financial statements; (viii) Adjusted EBITDA attributable to any entity acquired by us during 2016; (ix) gains or losses related to New Jersey property tax credits or refunds relating to periods prior to 2016; (x) fees and expenses in connection with MGP’s initial public offering and related transactions; and (xi) exit fees and other fees and expenses in connection with the Company’s potential exit from the fully bundled sales system of NV Energy.

The Compensation Committee may reduce or eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Annual Incentive Plan, including certain specified criteria that will be evaluated by the Compensation Committee in addition to an overall review of performance. In December 2016, the Compensation Committee determined that it would not reduce or eliminate any of the participants’ awards for fiscal year 2016.

Fiscal Year 2017

For 2017, the Compensation Committee determined that Adjusted EBITDA continues to be a critical metric in measuring Company performance. An appropriate Adjusted EBITDA Target for 2017 has also been selected. The 2017 target Adjusted EBITDA that was decided upon under the Annual Incentive Plan is the same target Adjusted EBITDA set by management and approved by the Board in the budgeting process for 2017, and was adopted by the Compensation Committee within the first 90 days of 2017. In this regard, the Compensation Committee considered the Adjusted EBITDA

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projected by management for 2017 in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants.

Following the end of 2016, the Compensation Committee made a change to its 2017 annual bonus program relating to the manner in which annual bonuses earned in excess of base salary will be paid. Prior to 2017, any amount of annual bonus earned in excess of base salary was to be paid in the form of Bonus PSUs. Starting with the annual bonus for 2017, (1) the amount of any annual bonus earned in excess of 100% of base salary up to the target annual bonus level will be paid 33% in cash and 67% in PSUs; and (2) any annual bonus earned in excess of the target annual bonus level will be paid 67% in cash and 33% in PSUs. For example, in the case of Mr. Murren, whose bonus target is 200% of base pay ($2 million), if the bonus is payable at target ($4 million), $2.66 million of the bonus ($2 million bonus equaling Mr. Murren’s base salary plus $.66 million, representing 33% of the $2 million in excess of his base salary) will be paid in cash. The Compensation Committee decided to implement this change in connection with Mr. Murren’s contract negotiations and took into account competitive data. The change applies to all executives eligible to receive Bonus PSUs.

Long-Term Equity Incentives

For 2016, our long-term incentive compensation component consisted of grants of PSUs and RSUs.

PSUs

The core PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the performance of our stock price over the vesting period and (2) the target number of shares can only be earned if stock price appreciation is 25%.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending average stock price must equal the “Target Price,” which is defined as 125% of the beginning average stock price. No shares are issued unless the ending average stock price is at least 75% of the beginning average stock price, and the maximum payout is 160% of the Target Shares. Provided the ending average stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending average stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control.

By way of example, if the ending average stock price were only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending average stock price were 120% of the Target Price, then 120% of the Target Shares would be paid.

While PSUs provide some value even when the stock price declines (so long as the ending average stock price is 75% or more of the beginning average stock price), their design strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the targeted stock price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

Bonus PSUs have the same terms as the other PSUs, with the exception that Bonus PSUs are “vested” as of the grant date, meaning they are not subject to forfeiture in the case of termination. The vested Bonus PSUs will, however, be forfeited to the extent a minimum stock price target measured during the three-year performance period is not met.

RSUs

The Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock price.

All RSUs granted to our NEOs in 2016 (other than the special sign-on RSUs granted to Mr. Murren in connection with his entry into a new employment agreement, which vest over time) vest subject to achievement of a performance target based on Adjusted EBITDA. In order for any such RSUs to be eligible to vest, our Adjusted EBITDA for the six-month period ending on June 30, 2017 must be at least 50% of the Adjusted EBITDA Target for such six-month period as determined by the Compensation Committee in accordance with the requirements of Section 162(m) (the “RSU Target”). Assuming the RSU Target is met, the RSUs vest in equal installments over a period of four years. Conditioning the payment of RSUs on a performance criteria allows such awards to be eligible to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, with the intent that such payments will not be subject to the deduction limits that would otherwise apply under Section 162(m).

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Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the RSU Target is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no PSUs are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term performance.

In making grants of PSUs and RSUs to the NEOs in October 2016, the Compensation Committee allocated approximately 75% in value of the awards to PSUs and 25% in RSUs based on fair value at grant date. The Compensation Committee determined the size of their award through a process that evaluated their overall role in and contributions to the Company and other relevant factors, including competitive data.

In determining the size of the awards, the Compensation Committee does not take into account the value realized by a NEO during a fiscal year from equity awards granted during a prior year, believing that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

As part of the negotiation of Mr. Murren’s employment agreement, the Company granted Mr. Murren a number of RSUs valued at $2 million as a sign-on bonus. The vesting of these RSUs is subject to Mr. Murren’s continued employment with the Company through December 31, 2021 and, unless Mr. Murren is terminated for cause, payment in the form of shares of common stock in respect of such vested RSUs will occur upon his termination after that date.

The Compensation Committee awarded equity-based compensation to our NEOs in 2016 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(1)		GRANT DATE FAIR VALUE OF AWARDS
Mr. Murren	RSU	10/3/2016	128,269	(2)	$3,359,365
	PSU	10/3/2016	163,513		4,078,135
Mr. D’Arrigo	RSU	10/3/2016	11,598		$ 303,752
	PSU	10/3/2016	36,537		911,260
Mr. Baldwin	RSU	10/3/2016	15,273		$ 400,000
	PSU	10/3/2016	48,114		1,199,999
Mr. Hornbuckle	RSU	10/3/2016	19,091		$ 499,993
	PSU	10/3/2016	60,143		1,500,011
Mr. Sanders	RSU	10/3/2016	19,091		$ 499,993
	PSU	10/3/2016	60,143		1,500,011

(1)	Vesting is subject to satisfaction of certain performance criteria, as described above.

(2)	Includes 76,365 RSUs that were granted to Mr. Murren in connection with entering into his new employment agreement with the Company.

MGP RSU Awards

In connection with the MGP IPO, certain of the Company’s executive officers and members of its Board of Directors received grants from MGP of restricted stock units under MGP’s 2016 Omnibus Incentive Plan (the “MGP RSUs”). Upon vesting, the MGP RSUs convert on a one-for-one basis into shares of MGP’s Class A shares. The MGP RSUs were granted in recognition of the significant time and effort required of the MGP RSU recipients in connection with the successful completion of the MGP IPO. The MGP RSUs were intended to be used as an incentive and retention tool for the Company’s executive officers in connection with services rendered to MGP, recognizing that the success of the MGP IPO will have a direct impact on the Company’s business over time.

Specifically, on April 19, 2016, the Company’s NEOs were granted a number of MGP RSUs with the following grant date values: $750,000 to Mr. Murren; $450,000 to Mr. D’Arrigo; and $150,000 to each of Messrs. Baldwin, Hornbuckle and Sanders. The MGP RSUs vested in full on the one year anniversary of the grant date.

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2017 Modification to RSUs and Grant of PSUs in Relation to the Commencement of Dividend Payments by the Company

In February 2017, the Board of Directors determined that the Company would commence dividend payments, with the first dividend paid on March 15, 2017 to holders of record as of March 10, 2017. This represented a substantial, positive change in the Company’s business strategy, as the Company has not previously maintained a dividend program. Historical grants of RSUs and PSUs were originally designed based on the assumption that the Company would not be paying dividends and, accordingly, the Compensation Committee reviewed the structure of the RSU and PSU programs to determine what modifications, if any, were appropriate in light of this change. The Compensation Committee determined that, consistent with market practice, the design of the RSUs should be modified (both prospectively and with respect to outstanding awards), to credit dividend equivalent rights (that is, at the time dividends are paid, additional units are credited to the underlying RSUs as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria, including achievement of the RSU Target (adjusted to provide for a performance period of six months ending September 30, 2017), as the underlying RSUs), and that the performance metric for the PSUs should be modified prospectively from share price appreciation to total shareholder return, and that the design of PSUs should be modified prospectively to credit dividend equivalents. Outstanding PSUs were not credited with dividend equivalent rights. The Compensation Committee determined not to amend outstanding PSU awards and instead in March 2017 awarded PSU holders that were employees of the Company with an additional grant that was intended to provide holders with the economics they would have received had their historic awards been modified to provide for dividend equivalents and a total shareholder return performance metric. The vesting of these PSU awards is subject to the Company’s achievement of 50% of the applicable EBITDA performance target for the six months ending September 30, 2017.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2016. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits), and the Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits. The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event the purchaser does not assume the awards as part of the change of control. See “Executive Compensation—Estimated Benefits upon Termination.”

The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Compensation Committee also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2016 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

Retirement, Death & Disability – Treatment of Equity Awards

Previously, there were no special provisions for equity vesting in the event of retirement. In the context of Mr. Murren’s employment negotiations, the Compensation Committee determined that, if he remains employed through December 31, 2021, he will be deemed eligible for normal retirement and, subject to 90 days’ notice and Mr. Murren’s

40	MGM Resorts International 2017 Proxy Statement

assistance with reasonably requested transition matters, all equity awards that have been outstanding for at least one year prior to retirement will become 100% vested. In the event his employment is terminated for death or disability during the term, Mr. Murren’s outstanding equity awards (other than his PSUs) that would have vested within the two year period following his termination will become vested. With respect to any PSUs, a pro-rata portion that would have vested at the end of the applicable performed period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will become vested. It was also agreed that if Mr. Murren’s employment terminates for death or disability following the end of the term, equity awards granted after the effective date of the agreement (other than the sign on RSU award and the 2016 bonus and annual grant awards) vest in full (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms). All such awards will become payable at the times they would otherwise be paid, but shall continue to remain subject to the restrictive covenants in his employment agreement and subject to forfeiture in the event of any material breach.

In addition, on January 10, 2017, for awards granted after January 1, 2017, the Compensation Committee adopted a policy that provides for additional equity vesting upon retirement for NEOs (and other executives that hold PSUs) other than Mr. Murren. The Retirement Policy only applies to equity awards granted on or after January 1, 2017 (except with respect to the provisions related to death and disability which apply retroactively). Retirement for this purpose is defined as (i) a voluntary resignation by the participant with 90 days advance written notice after attaining age 60 with 15 years of service or (ii) a voluntary resignation with both 90 days advance written notice and the Compensation Committee’s prior consent after attaining age 55 with 20 years of service. In the event of retirement, with respect to awards outstanding for at least six months prior to the date of such retirement, the participant will be entitled to continued vesting of a pro-rated portion of the participant’s then outstanding and unvested equity awards based upon the number of months employed during the applicable performance or vesting period. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.

In the event of a participant’s termination of employment due to his or her death or disability, the participant is entitled to full acceleration of all time-based vesting conditions as of the date of termination for all outstanding equity awards; provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms. Benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the policy.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants.

The Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. Through December 31, 2016, the Compensation Committee had approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business. Consistent with this policy, we paid our NEOs gross-up payments in respect of services performed in such states during 2016.

Pursuant to his employment agreement, Mr. Murren is entitled to request the personal use of aircraft, but he must generally reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2016, such costs exceeded $250,000, totaling $276,075. Mr. Murren reimbursed us in the amount of $26,075 (the amount that exceeded $250,000) by way of a credit from an overpayment relating to his aircraft use in 2013. See the Summary Compensation Table for additional details. In addition,

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based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment). The amounts for Mr. Murren are shown below in the Summary Compensation Table.

Other Compensation Matters

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), disallows a tax deduction to public companies for compensation over $1 million paid to such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer. Qualifying performance-based compensation is not subject to the $1 million deduction limitation if certain requirements are met. The Compensation Committee has determined that a substantial portion of the potential compensation payable to NEOs on an annual basis should be based on the achievement of performance-based targets or otherwise qualify as deductible under Section 162(m) of the Internal Revenue Code. Awards to these individuals under our Annual Incentive Plan, awards outside of the Annual Incentive Plan that are settled in bonus PSUs and annual grants of equity-based compensation they receive under our Equity Plan are intended to satisfy the requirements for qualifying performance-based compensation under Section 162(m) so that compensation paid pursuant to these awards and grants will be tax deductible. However, interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. In addition, the Compensation Committee reserves the right to use its judgment to authorize payment of compensation that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions, the performance of its employees, and other relevant factors.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ROLAND HERNANDEZ, Chair

MARY CHRIS GAY

ANTHONY MANDEKIC

ROSE MCKINNEY-JAMES

DANIEL J. TAYLOR

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

42	MGM Resorts International 2017 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the years ended December 31, 2016, 2015 and 2014.

NAME AND TITLE	YEAR	SALARY(A)	STOCK AWARDS(B)	NON-EQUITY INCENTIVE PLAN COMPENSATION(C)	ALL OTHER COMPENSATION(D)	TOTAL
James J. Murren Chairman of the Board and Chief Executive Officer	2016	$2,000,000	$7,437,500	$5,652,458	$1,519,738	$16,609,696
	2015	2,000,000	6,249,992	4,453,801	568,147	13,271,940
	2014	2,000,000	3,499,993	4,081,536	601,630	10,183,159
Daniel J. D’Arrigo Executive Vice President and Chief Financial Officer	2016	$ 875,000	$1,215,012	$1,854,713	$ 475,137	$ 4,419,862
	2015	875,000	1,465,012	1,461,404	40,616	3,842,032
	2014	857,514	899,999	1,300,989	76,254	3,134,756
Robert H. Baldwin Chief Customer Development Officer	2016	$1,650,000	$1,599,999	$3,497,459	$ 277,423	$ 7,024,881
	2015	1,650,000	2,099,981	2,755,790	56,961	6,562,732
	2014	1,650,000	1,100,018	2,736,585	49,913	5,536,516
William J. Hornbuckle President	2016	$1,269,368	$2,000,004	$2,649,590	$ 193,893	$ 6,112,855
	2015	1,250,000	2,250,022	2,087,719	25,867	5,613,608
	2014	1,250,000	1,400,005	1,913,220	60,455	4,623,680
Corey I. Sanders Chief Operating Officer	2016	$1,119,368	$2,000,004	$2,331,639	$ 176,246	$ 5,627,257
	2015	1,100,000	2,500,011	1,837,193	11,224	5,448,428
	2014	1,100,000	1,250,000	1,683,633	12,041	4,045,674

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements.”

(B)	For 2016, consists of RSUs and PSUs. For the RSU awards to vest ratably over four years, subject to continued employment, our pre-tax income for the six months ending June 30, 2017 must be at least 50% of the Adjusted EBITDA Target as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items). The RSUs will be cancelled if such performance criterion is not met. As of the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in accordance with FASB ASC 718. Each PSU represents the right to receive between 0 and 1.6 shares of common stock depending upon the performance of the common stock from the grant date to the date that is three years after the grant date (the “Vesting Date”), relative to a target price (the “Target Price”). The Target Price is equal to 125% of the average closing price of our common stock over the 60-calendar-day period ending on the grant date. If the ending average stock price is less than 60% of the Target Price (the “Minimum Price”), then no shares will be issued on the Vesting Date. If the ending average stock price is equal to or greater than 160% of the Target Price (the “Maximum Price”), then 1.6 shares will be issued on the Vesting Date per PSU. If the ending average stock price is between the Minimum Price and the Maximum Price, then a number of shares will be issued on the Vesting Date per PSU equal to the ending average stock price divided by the Target Price. For this purpose, the ending average stock price is the average closing price of our common stock over the 60-calendar-day period ending on the Vesting Date. The grant date fair value for PSUs was computed in accordance with FASB ASC 718. These awards were valued using a Monte Carlo simulation model with assumptions as described in Note 15 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 1, 2017. Assuming the highest performance condition would be achieved, the grant date fair values of the PSU awards are $6.5 million, $1.5 million, $1.9 million, $2.4 million and $2.4 million for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.”

(C)	Consists of compensation under the Annual Incentive Plan, including Bonus PSUs as described in “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

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(D)	All other compensation for 2016 consists of the following:

Name	Personal Use of Company Aircraft(1)	401(k) Match	Value OF MGP RSUs(2)	Insurance Premiums and Benefits(3)	Other Reimbursements(4)	Other Perquisites(5)	Total Other Compensation
Mr. Murren	$250,000	$1,500	$750,000	$ 57,416	$ 7,448	$453,374	$1,519,738
Mr. D’Arrigo	—	1,500	450,000	22,300	1,337	—	475,137
Mr. Baldwin	—	1,500	150,000	123,208	2,715	—	277,423
Mr. Hornbuckle	—	1,500	150,000	31,760	10,633	—	193,893
Mr. Sanders	7,838	1,500	150,000	9,838	7,070	—	176,246

(1)	The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts reimbursed by such NEO. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. If an aircraft flies without passengers before picking up or dropping off a passenger flying for personal reasons, then such “deadhead” segment is included in aggregate incremental costs.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the number of restricted stock units granted to each of the NEOs pursuant to the MGP 2016 Omnibus Incentive Plan in respect of services provided to MGP in connection with MGP’s initial public offering and the transactions related thereto. These restricted stock units vested on April 19, 2017, and were paid in the form of Class A shares of MGP.

(3)	The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $15,741, $5,797, $21,983, $4,104 and $618 for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively). See “Compensation Discussion and Analysis” for our Compensation Committee’s policy on gross-ups.

(4)	For 2016, amounts in this column represent tax gross-ups paid by us in connection with the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered.

(5)	For 2016, Mr. Murren received personal security services valued at $391,814. As was the case in prior years, based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment). Also included in this column for Mr. Murren is $61,560 for the one-time payment of legal fees incurred by Mr. Murren in connection with the negotiation and preparation of his new employment agreement entered into in 2016.

As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2016.

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Grants of Plan-Based Awards

The table below shows plan-based awards granted during 2016 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
NAME	GRANT DATE		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Murren	N/A		$2,000,000	$4,000,000	$7,000,000	—	—	—	$ —
	10/3/2016	(C)	—	—	—	—	128,269	—	3,359,365
	10/3/2016	(D)	—	—	—	98,108	163,513	261,621	4,078,135
Mr. D’Arrigo	N/A		$656,250	$1,312,500	$2,296,875	—	—	—	$ —
	10/3/2016	(C)	—	—	—	—	11,598	—	303,752
	10/3/2016	(D)	—	—	—	21,922	36,537	58,459	911,260
Mr. Baldwin	N/A		$1,237,500	$2,475,000	$4,331,250	—	—	—	$ —
	10/3/2016	(C)	—	—	—	—	15,273	—	400,000
	10/3/2016	(D)	—	—	—	28,868	48,114	76,982	1,199,999
Mr. Hornbuckle	N/A		$937,500	$1,875,000	$3,281,250	—	—	—	$ —
	10/3/2016	(C)	—	—	—	—	19,091	—	499,993
	10/3/2016	(D)	—	—	—	36,086	60,143	96,229	1,500,011
Mr. Sanders	N/A		$825,000	$1,650,000	$2,887,500	—	—	—	$ —
	10/3/2016	(C)	—	—	—	—	19,091	—	499,993
	10/3/2016	(D)	—	—	—	36,086	60,143	96,229	1,500,011

(A)	Any portion of the annual cash bonus earned by our NEOs in 2016 that is in excess of 100% of their base pay is paid in the form of Bonus PSUs. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(B)	See note (B) to the Summary Compensation Table above.

(C)	RSU award.

(D)	PSU award.

MGM Resorts International 2017 Proxy Statement	45

Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards of the NEOs as of December 31, 2016.

	OPTION/SAR AWARDS					STOCK AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS			OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE		UN-EXERCISABLE			NUMBER	VALUE	NUMBER		VALUE(15)
Mr. Murren	262,500	(1)	—	$8.23	10/3/2018
						10,630(2)(7)	$306,463
						19,725(2)(8)	568,672
						48,492(2)(6)	1,398,024
								51,904	(2)(3)	$1,496,392
								76,365	(2)(5)	2,201,603
								142,779	(4)	3,951,670
								163,513	(13)	4,336,955
								104,293	(9)	2,706,099
								97,829	(10)	3,102,454
								122,591	(14)	4,205,807
								56,414	(11)	1,805,335
								222,132	(12)	7,108,527
Mr. D’Arrigo	300,000	(1)	—	$10.32	9/12/2018
						2,734(2)(7)	$78,821
						5,072(2)(8)	146,226
						11,223(2)(6)	323,559
								11,598	(2)(3)	$334,370
								36,715	(4)	1,016,142
								36,537	(13)	969,092
								25,003	(9)	648,761
								21,196	(10)	672,200
								29,296	(14)	1,005,071
								14,104	(11)	451,334
								51,408	(12)	1,645,126
Mr. Baldwin	112,500	(1)	—	$8.23	10/3/2018
						3,341(2)(7)	$96,321
						6,200(2)(8)	178,746
						14,778(2)(6)	426,050
								15,273	(2)(3)	$440,321
								44,874	(4)	1,241,968
								48,114	(13)	1,276,160
								52,210	(9)	1,354,693
								51,068	(10)	1,619,525
								55,245	(14)	1,895,342
								28,207	(11)	902,667
								67,697	(12)	2,166,402

46	MGM Resorts International 2017 Proxy Statement

	OPTION/SAR AWARDS				STOCK AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER	VALUE	NUMBER		VALUE(15)
Mr. Hornbuckle					3,797(2)(7)	$109,468
					7,890(2)(8)	227,469
					18,474(2)(6)	532,605
							19,091	(2)(3)	$550,394
							57,112	(4)	1,580,691
							60,143	(13)	1,595,222
							37,883	(9)	982,959
							31,170	(10)	988,494
							41,852	(14)	1,435,849
							14,104	(11)	451,334
							84,622	(12)	2,708,002
Mr. Sanders	25,000(1)	—	$11.36	10/4/2017
	112,500(1)	—	8.23	10/3/2018
					3,341(2)(7)	$96,321
					7,045(2)(8)	203,107
					18,474(2)(6)	532,605
							19,091	(2)(3)	$550,394
							50,993	(4)	1,411,315
							60,143	(13)	1,595,222
							33,337	(9)	864,986
							27,430	(10)	869,888
							36,830	(14)	1,263,561
							28,207	(11)	902,667
							84,622	(12)	2,708,002

(1)	SAR award.

(2)	RSU award.

(3)	Scheduled to vest in equal installments on each of 10/3/17, 10/3/18, 10/3/19 and 10/3/20.

(4)	PSU award scheduled to vest on 10/6/17. See note (B) to the Summary Compensation Table above.

(5)	Scheduled to vest on 12/31/21.

(6)	Scheduled to vest in equal installments on each of 10/5/17, 10/5/18 and 10/5/19.

(7)	Scheduled to vest on 10/7/17.

(8)	Scheduled to vest in equal installments on 10/6/17 and 10/6/18.

(9)	Bonus PSU award scheduled to vest on 3/3/17. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(10)	Bonus PSU award scheduled to vest on 3/2/18. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(11)	Profit Growth Plan PSU award scheduled to vest on 10/5/18.

(12)	PSU award scheduled to vest on 10/5/18. See note (B) to the Summary Compensation Table above.

(13)	PSU award scheduled to vest on 10/3/19. See note (B) to the Summary Compensation Table above.

(14)	Bonus PSU award scheduled to vest on 3/7/19. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(15)	Amounts determined based on the closing price of our Common Stock at December 30, 2016, which was $28.83. Amounts provided related to PSUs assumes that December 31, 2016 was the end of the performance period.

MGM Resorts International 2017 Proxy Statement	47

Option/SAR Exercises and Stock Vested

The following table shows SAR exercises, RSU and PSU vesting for the NEOs during 2016. For option/SAR awards, if any, the value realized is calculated as the difference between the closing share price on the date of exercise and the exercise price, times the number of options/SARs exercised. For RSUs and PSUs, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	SAR AWARDS		STOCK AWARDS (RSUs)		STOCK AWARDS (PSUs)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Murren	262,500	$4,364,259	57,548	$1,527,513	131,695	$3,479,382
Mr. D’Arrigo	87,500	1,690,875	13,785	395,938	33,864	894,687
Mr. Baldwin	937,500	12,414,375	17,336	460,219	41,389	1,093,497
Mr. Hornbuckle	267,500	4,752,175	19,868	527,707	47,033	1,242,612
Mr. Sanders	415,000	6,026,451	18,989	504,323	41,389	1,093,497

Nonqualified Deferred Compensation

The following table shows nonqualified deferred compensation to the NEOs in 2016 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

DCP
NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Murren	$ —	$ —	$ 5,361	$ —	$ 96,114
Mr. D’Arrigo	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—
Mr. Hornbuckle	—	—	3,754	—	46,557
Mr. Sanders	—	—	—	—	—
Total	$ —	$ —	$ 9,115	$ —	$142,671

(A)	None of these amounts was included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

48	MGM Resorts International 2017 Proxy Statement

Estimated Benefits upon Termination

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2016 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards.

	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PSUs(B)(C)(E)	OTHER(F)	TOTAL
Death or Disability
Mr. Murren	$2,000,000	$—	$2,555,347	$14,304,001	$70,441	$18,929,789
Mr. D’Arrigo	437,500	—	343,365	2,645,780	—	3,426,645
Mr. Baldwin	825,000	—	437,784	3,387,974	—	4,650,758
Mr. Hornbuckle	700,000	—	538,314	4,263,207	—	5,501,521
Mr. Sanders	625,000	—	512,972	4,093,831	—	5,231,803
Company Terminates Without Good Cause
Mr. Murren	$8,000,000	$—	$2,555,347	$14,304,001	$75,809	$24,935,157
Mr. D’Arrigo	2,187,500	—	343,365	2,645,780	81,810	5,258,455
Mr. Baldwin	3,000,000	—	437,784	3,387,974	81,810	6,907,568
Mr. Hornbuckle	3,275,000	—	538,314	4,263,207	81,810	8,158,331
Mr. Sanders	2,900,000	—	512,972	4,093,831	20,412	7,527,215
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Murren	$—	$—	$—	$—	$—	$—
Mr. D’Arrigo	—	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—	—
Mr. Sanders	—	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Murren	$8,000,000	$—	$2,555,347	$14,304,001	$75,809	$24,935,157
Mr. D’Arrigo	2,187,500	—	343,365	2,645,780	81,810	5,258,455
Mr. Baldwin	3,000,000	—	437,784	3,387,974	81,810	6,907,568
Mr. Hornbuckle	3,275,000	—	538,314	4,263,207	81,810	8,158,331
Mr. Sanders	2,900,000	—	512,972	4,093,831	20,412	7,527,215
Change of Control(G)
Mr. Murren	$10,000,000	$—	$5,971,154	$15,397,152	$75,809	$31,444,115
Mr. D’Arrigo	4,000,000	—	882,976	3,630,360	163,620	8,676,956
Mr. Baldwin	4,000,000	—	1,141,437	4,684,529	163,620	9,989,586
Mr. Hornbuckle	4,000,000	—	1,419,935	5,883,915	163,620	11,467,470
Mr. Sanders	4,000,000	—	1,382,427	5,714,538	40,824	11,137,789

(A)	This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

MGM Resorts International 2017 Proxy Statement	49

(B)	The value of outstanding RSUs and PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 30, 2016, which was $28.83. The calculation excludes any values attributable to SARs that are already vested. There is no accelerated vesting in connection with Profit Growth Plan PSUs.

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the stock price on December 30, 2016.

(D)	Assumes that the performance criteria for performance-based RSUs are achieved at target level.

(E)	Assumes that December 31, 2016 was end of performance period for PSUs.

(F)	For death or disability termination scenario, includes for Mr. Murren any reimbursement of group life insurance premiums and medical expenses to be provided under the disability scenario based on actual amounts paid in 2015 and 2016 of $70,441 (presented within table above), and under the death scenario, a reimbursement of medical expenses to be provided based on actual amounts paid in 2016. Under all other scenarios for Mr. Murren, includes a reimbursement of group life insurance premiums, medical expenses and associated taxes and premiums for long-term disability insurance based on actual amounts paid in 2015 and 2016. For all other termination scenarios, includes for all NEOs the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”

(G)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of Stock Options and SARs,” “Vesting of RSUs” and “Vesting of PSUs.”

Employment Agreements

We are party to employment agreements with all of our NEOs. We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. During 2016, we successfully negotiated new employment agreements with Mr. Murren, Mr. Hornbuckle, and Mr. Sanders. Specifically: on October 3, 2016, we negotiated a new employment agreement with Mr. Murren, which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year and a target annual bonus equal to 200% of base salary; on December 6, 2016, we entered into an employment agreement with Mr. Hornbuckle, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,400,000 per year and a target annual bonus equal to 175% of base salary; and on December 6, 2016, we entered into an employment agreement with Mr. Sanders, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,250,000 per year and a target annual bonus of 175% of base salary. For Mr. Sanders and Mr. Hornbuckle, the new employment agreements contain severance protection that is generally the same as the severance protections afforded under their prior agreements, except that maximum amount of cash “severance payments” that each can receive was increased from $3 million to $4 million. As well, Mr. Hornbuckle’s new employment agreement provides for a successorship provision, pursuant to which Mr. Hornbuckle may terminate his employment with the Company (and receive severance benefits) as a result of the Company’s failure to appoint him as a successor to Mr. Murren in the event Mr. Murren’s employment with the Company is terminated prior to November 14, 2020.

We are also party to employment agreements with Mr. D’Arrigo and Mr. Baldwin. On August 24, 2015, we entered into an employment agreement with Mr. D’Arrigo, effective as of May 4, 2015, which provides for a term until May 3, 2019 and a minimum base salary of $875,000 per year. On January 12, 2015, we entered into an employment agreement with Mr. Baldwin, effective as of December 13, 2014, which provides for a term until December 12, 2018 and a minimum base salary of $1,650,000 per year.

Employment Agreement with Mr. Murren, our Chief Executive Officer

As discussed above, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren (the “Employment Agreement”), which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year. The Employment Agreement also provides for a target bonus for each of fiscal years 2017-2021 equal to 200% of Mr. Murren’s base salary, up to a maximum bonus of 175% of the target bonus; provided that beginning with any bonus payable in respect of services performed for fiscal year 2017 or thereafter, to the extent any such bonus is earned in excess of 100% of Mr. Murren’s base salary at the beginning of such fiscal year (such excess portion, the “Excess Bonus Amount”), the Excess Bonus Amount will (i) for the first portion between base salary and Mr. Murren’s target bonus, be payable 67% in the form of fully vested Bonus PSUs (with the balance in cash) and (ii) for the remainder, be payable 33% in the form of fully vested PSUs (with the balance in cash). The target number of Bonus PSUs will have an accounting value equal to the applicable percentage of the Excess Bonus Amount. These PSUs will be paid in shares of

50	MGM Resorts International 2017 Proxy Statement

Company Common Stock upon the earlier to occur of (i) a Change of Control (as defined in the Employment Agreement), so long as such Change of Control complies with Section 409A, or (ii) the end of the PSU performance period. In each case, the PSUs are subject to forfeiture unless a minimum stock price target is met. The Employment Agreement further provides Mr. Murren with certain other benefits and perquisites, which are discussed in greater detail in the Employment Agreement.

In addition, on October 3, 2016, Mr. Murren was granted 76,365 RSUs with an aggregate grant-date accounting value targeted at $2,000,000. The RSUs cliff vest on December 31, 2021, with delivery automatically deferred until Mr. Murren’s separation from the Company (unless such separation is determined to have been for the Company’s Good Cause (as defined in the Employment Agreement)) and automatic forfeiture in the event of Mr. Murren’s termination for any reason prior to December 31, 2021.

In the event of a termination of Mr. Murren’s employment for Good Cause by the Company prior to the end of the term, Mr. Murren will receive (i) an amount equal to his annual base salary through the date of such termination; (ii) any earned but unpaid discretionary bonus due to him; (iii) indemnification pursuant to the terms of the Employment Agreement; and (iv) any other amounts or benefits Mr. Murren may be entitled to in accordance with the Company’s benefit, equity or fringe benefit plans, programs and policies that Mr. Murren participated in prior to such termination ((i) through (iv), the “Accrued Obligations”).

If the Company terminates Mr. Murren without Good Cause by the Company during the term of the Employment Agreement or if Mr. Murren terminates his employment for Employee’s Good Cause, Mr. Murren will be entitled to receive (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) an amount equal to his annual base salary for an additional 12 month period following such termination; (iii) any bonus attributable to the Company’s most recently completed fiscal year to the extent not previously paid; and (iv) a lump sum payment equal to the excess of (x) the product of (A) 1.5 and (B) the sum of Mr. Murren’s base salary and his target bonus for the year of termination (capped at $8,000,000) over (y) his annual base salary for the 12 month period following his termination. Mr. Murren’s outstanding equity awards (other than his PSUs) that would have vested or become exercisable within the two year period following his termination will become vested and exercisable and paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). With respect to any PSUs, a pro-rata portion that would have vested at the end of the applicable performed period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will be paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). In addition, Mr. Murren would be entitled to a lump sum payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health, disability and life insurance coverage provided by the Company prior to such termination date. Any such severance payments will be subject to Mr. Murren’s execution and non-revocation of a general release of claims.

In the event of a termination of Mr. Murren’s employment as the result of his death or a termination by the Company due to disability, the Company will pay to Mr. Murren or his beneficiary (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) his base salary for an additional 12 months following his death or termination; (iii) any bonus attributable to the most recent completed fiscal year to the extent not previously paid; (iv) a lump sum cash payment in an amount equal to what Mr. Murren’s bonus would have been for the fiscal year in which his death or termination occurs, pro-rated through the date of his death or termination; (v) the equity benefits described in the prior paragraph; and (vi) a lump sum cash payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health insurance coverage (and, for termination due to disability only, an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued life insurance coverage).

The Employment Agreement contains a non-compete covenant generally prohibiting Mr. Murren from providing services to a competitor or soliciting employees or business contacts for 12 months following termination of his employment during the employment term (subject to certain exceptions as described in the Employment Agreement). In addition, the Employment Agreement mandates that Mr. Murren’s confidentiality obligations continue even after his termination of employment.

The Employment Agreement also provides that if Mr. Murren’s employment terminates following the end of the term and such termination is due to death or disability, equity awards granted after the effective date (other than the sign on RSU award described above and the 2016 bonus and annual grant awards) (“New Equity Awards”) vest in full and are otherwise paid consistent with a no-cause termination. In addition, if Mr. Murren’s employment terminates following the end of the term and such termination is due to Retirement (as defined in the Employment Agreement), by the Company without Good Cause or by Mr. Murren for Employee’s Good Cause, New Equity Awards outstanding for at least one year vest in full and are otherwise paid consistent with a no-cause termination.

MGM Resorts International 2017 Proxy Statement	51

Under the Employment Agreement, “Employee’s Good Cause” generally means (i) the failure of the Company to pay Mr. Murren any compensation when due; (ii) a material reduction in the scope of Mr. Murren’s duties or responsibilities of or any reduction in his salary or target bonus percentage; (iii) Mr. Murren’s failure to be employed as Chief Executive Officer or failure of the Board to nominate him as a member of the Board; (iv) a relocation of Mr. Murren’s principal place of employment or the Company’s corporate headquarters outside of the greater Las Vegas area; or (v) any material breach by the Company of the Employment Agreement.

“Good Cause” by the Company generally means: (1) Mr. Murren’s (a) failure to abide by the Company’s policies and procedures (whether generally applicable to all employees, executive officers, or otherwise) that is reasonably likely to result in injury to the Company economically or otherwise, excluding a failure that Mr. Murren could not be reasonably expected to realize would constitute such a failure, provided that, a violation of any policies applicable solely to Company’s executive officers shall be deemed reasonably likely to result in injury to the Company; (b) misconduct which is reasonably likely to result in injury to the Company economically or otherwise, excluding conduct that the Mr. Murren could not be reasonably expected to have understood would constitute such misconduct; (c) failure to competently perform his statutory or reasonably assigned duties with the Company at a level that can be reasonably expected of a person with his position, excluding a failure that he could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from his incapacity due to physical or mental illness or from assignment of duties that would constitute Employee’s Good Cause); or (d) other material breach of the Employment Agreement, which failure, misconduct or breach is not cured by Employee within thirty (30) days; or (2) Mr. Murren’s failure to comply with certain licensing requirements under the Employment Agreement.

Uniform Severance and Change of Control Policies –Executive Officers (Including NEOs, other than the Chief Executive Officer)

In 2012, the Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement and in the terms of equity award agreements entered into with each of the NEOs. An overview of the severance benefits provided to NEOs are as follows:

Executive Officers (including NEOs other than CEO)

1.0x the sum of base salary and target bonus (subject to $3 million cap for Mr. Baldwin, and a $4 million cap for Mr. Sanders and Hornbuckle), payable over a 12-month period.

One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).

“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving in the executive’s position; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Company to pay the executive any compensation when due.

“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

52	MGM Resorts International 2017 Proxy Statement

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a 6-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. As discussed above, the retirement policy provides that our NEOs are entitled to full acceleration of all awards with time-based vesting conditions as of the date of termination death or disability (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms).

Change of Control Policy

In 2012, in connection with the implementation of the Severance Policy, the Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards).

The benefits provided under the Change of Control Policy to our NEOs are as follows:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus (subject to $10 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards.

May instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

2.0x the sum of base salary and target bonus (subject to $4 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the applicable NEO employment agreements, applicable equity award agreements and/or the annual bonus award under the Annual Incentive Plan.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then he would generally be entitled to receive the following:

•	for Mr. Murren only, any unpaid bonus in respect of the most recently completed fiscal year; and

•	vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the

MGM Resorts International 2017 Proxy Statement	53

reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

RECONCILIATIONS AND NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA, Adjusted Property EBITDA and Same-store Adjusted Property EBITDA are non-GAAP financial measures. A reconciliation to the GAAP measures and other information can be found on pages 36 through 44 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017.

NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

We intend to hold our 2018 annual meeting of stockholders in May 2018. Proposals of stockholders intended to be presented at the 2018 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before December 20, 2017 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2018 annual meeting of stockholders, must be received by us no earlier than January 31, 2018 and no later than March 2, 2018 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than November 20, 2017 and no later than December 20, 2017. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2018 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

54	MGM Resorts International 2017 Proxy Statement

MGM RESORTS INTERNATIONAL ATTN: CORPORATE SECRETARY 3600 Las Vegas Blvd. South Las Vegas, Nevada 89109

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1. Election of Directors

Nominees

01    Robert H. Baldwin                   02    William A. Bible                    03    Mary Chris Gay                           04    William W. Grounds                   05    Alexis M. Herman

06    Roland Hernandez                  07    John Kilroy                           08    Rose McKinney-James               09    James J. Murren                        10    Gregory M. Spierkel

11    Daniel J. Taylor

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2017.						☐	☐	☐

3. To approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain

4. To recommend, on an advisory basis, the frequency with which the company conducts an advisory vote, on executive compensation.					☐	☐	☐	☐

NOTE: To conduct such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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MGM RESORTS INTERNATIONAL

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

May 31, 2017 2:00 PM Eastern Time

The undersigned hereby appoints WILLIAM A. BIBLE, ALEXIS M. HERMAN and ROLAND HERNANDEZ, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof where discretion is permitted. The meeting will be held at the Borgata Hotel Casino & Spa, Central Conference Center, located at 1 Borgata Way, Atlantic City, New Jersey 08401, on May 31, 2017, at 2:00 PM Eastern Time. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side